EXHIBIT 99.1

Repros' Proellex(R) in Breast Cancer Phase 2 Study in Collaboration With Northwestern University

THE WOODLANDS, Texas, April 29, 2013 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) announced it is collaborating with Feinberg School of Medicine and the Breast Cancer Program at the Robert H. Lurie Comprehensive Cancer Center of Northwestern University in the conduct of a physician sponsored IND investigating the potential for the use of Proellex® in the treatment of breast cancer in a window-of-opportunity design.

The study is being conducted by Seema Khan, MD, Bluhm Family Professor of Cancer Research at Northwestern University Feinberg School of Medicine and co-leader of the Breast Cancer Program.  This will be a randomized, placebo-controlled, pre-surgical trial of oral Proellex at 12 mg daily vs. placebo. The study population will consist of 50 pre-and post-menopausal women with Stage I-III breast cancer found on diagnostic core needle biopsy. The duration of the treatment will be 2-10 weeks depending on the subject's surgical schedule. Assessments of markers of disease will be done both pre-and post-surgically and will include not only markers of hormonal status but markers of proliferation and apoptosis (programmed cell death) in the tumor.

Dr. Seema Kahn noted, "Northwestern is beginning to explore the effects of Proellex (Telapristone, CDB-4124), a new anti-progestin, in women with breast cancer in collaboration with Repros Therapeutics. Progesterone, like estrogen, has been implicated in the causation and progression of breast cancer, based on epidemiological and laboratory data. These data have led to the concept that anti-progesterone therapy could reverse the effects of endogenous female hormones, prompting us to test the potential of novel anti-progestins such as Proellex to treat breast cancer. Furthermore, many primary breast cancers are resistant to anti-estrogenic treatment, and others acquire resistance later in their course, adding to the rationale for the evaluation of this new anti-progesterone in breast cancer. Importantly, Proellex is already in clinical trials in women with benign gynecological conditions that are hormone-dependent, and safety data are reassuring." The trial is funded by the Breast Cancer Research Foundation, with additional support from Repros Therapeutics.

About Repros Therapeutics Inc.®

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the ability to raise additional needed capital on a timely basis in order for it to continue to fund development of its Androxal® and Proellex® programs, have success in the clinical development of its technologies, the reliability of interim results to predict final study outcomes, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

CONTACT: Repros Therapeutics Inc.
         Joseph Podolski (281) 719-3447
         President and Chief Executive Officer

         Investor Relations:
         Thomas Hoffmann
         The Trout Group
         (646) 378-2931